FORM 1-K ANNUAL REPORT

The Hartley Opportunity Fund, LLC

For the Fiscal Year Ended December 31, 2025

PART II

ITEM 1. BUSINESS

(a) General Development of Business

The Hartley Opportunity Fund, LLC (the "Company," "we," "our," or "us") is a Delaware limited liability company formed on November 18, 2024. The Company was organized to operate as a real estate investment fund focused on high-growth opportunities in expanding urban markets, with an emphasis on the acquisition, development, lease-up, and disposition of self-storage facilities and, to the extent opportunities arise, other attractive real estate assets. The Company is managed by The Hartley Opportunity Fund Management, LLC, a Delaware limited liability company (the "Manager"), pursuant to the Company's Amended and Restated Limited Liability Company Agreement (the "Operating Agreement").

The Company was formed in November 2024 and was in its organizational phase through the end of that year. The Company did not conduct operations or raise capital from investors in 2024 and incurred approximately $8,620 in organizational costs during the period from inception (November 18, 2024) to December 31, 2024, which costs were capitalized in accordance with U.S. generally accepted accounting principles ("GAAP").

The Company's Offering Statement on Form 1-A was qualified by the Securities and Exchange Commission (the "SEC") on April 21, 2025 (the "Initial Qualification"), permitting the Company to conduct its offering under Tier 2 of Regulation A. Following qualification, the Company commenced its offering of membership interests to investors and began deploying capital.

During the year ended December 31, 2025 — the Company's first full year of investment operations — the Company:

•Raised approximately $6,826,000 in capital contributions from investors through the sale of membership interests.

•Acquired an interest in Monroe Self Storage JV, LLC ("Monroe") on May 23, 2025, funding a self-storage development project located at 616 N Rocky River Rd, Monroe, North Carolina.

•Acquired an interest in Frederick Hartley, LLC ("Frederick") in October 2025, funding a self-storage development project located in Frederick, Maryland.

•Engaged Great Lakes Fund Solutions, Inc. ("GLFSI") to serve as the Company's fund administrator, transfer agent, and registrar.

•Engaged Dimov Tax, Inc., CPA ("Dimov") to conduct the audit of the Company's financial statements for the year ended December 31, 2024 and to serve as the Company's auditor for future periods.

•Filed a semi-annual report on Form 1-SA for the six months ended June 30, 2025, in September 2025.

Subsequent to year-end, on March 13, 2026, the Company filed a Post-Qualification Amendment to its Offering Statement to update the Offering Circular. The Post-Qualification Amendment was qualified by the SEC on March 31, 2026.

As of December 31, 2025, the Company held total assets of approximately $8.37 million, consisting principally of the Company’s investments in Monroe and Frederick and amounts held in escrow with GLFSI.

(b) Business Overview and Strategy

Investment Objective

Operating Structure

The Company operates as a holding vehicle that makes real estate investments through one or more wholly-owned or majority-controlled special purpose vehicle subsidiaries (each an "SPV"). Each SPV typically holds a single property or development project, and in certain cases an SPV may be structured as a joint venture with a developer or operating partner. This SPV structure is intended to:

•Isolate asset-level liabilities and financing from the Company and from other SPVs.

•Accommodate Section 721 exchange contributions of land or other real estate by developers or affiliates in lieu of cash equity.

•Facilitate asset-level project financing from lenders secured by the underlying real estate and project cash flows.

•Enable future disposition of stabilized assets at the SPV level, including potential contributions to related income funds.

The Company accounts for its investments under Accounting Standards Codification Topic 946, Financial Services — Investment Companies ("ASC 946"), meaning the Company's investments in its SPVs are carried at fair value and the underlying SPV financial statements are not consolidated into the Company's financial statements.

Investment Strategy

The Company's investment strategy focuses on the following core elements:

1.Market Selection. The Manager targets metropolitan markets that exhibit favorable demographic trends, population growth, household formation, and supply-demand dynamics for self-storage, together with attributes supportive of long-term real estate value.

2.Product Focus. During 2025 the Company's investment activity was focused exclusively on Class A, climate-controlled self-storage development projects. Consistent with its qualified Offering Statement, the Company may also evaluate multi-family residential development and other real estate opportunities that meet the Company's investment criteria.

3.Partnership with Experienced Operators. The Company invests alongside experienced developers and operators under joint venture arrangements that allocate day-to-day project execution to the operating partner while preserving significant investor-side governance rights on major decisions.

4.Use of Leverage. The Company's SPVs typically utilize construction or development financing secured by the underlying property and project cash flows. The Company itself is not a borrower on project-level financing.

5.Disposition and Exit. The Manager evaluates disposition options, including outright sale and Section 721 contribution of stabilized assets to related income funds, to deliver realized returns to investors.

(c) 2025 Investment Activity

Monroe Self Storage JV, LLC (North Carolina)

On May 23, 2025, the Company acquired an interest in Monroe, a joint venture formed to develop a Class A, climate-controlled self-storage facility on a 4.46-acre site located at 616 N Rocky River Rd, Monroe, North Carolina. The planned facility consists of approximately 90,250 net rentable square feet ("NRSF") across a three-story, climate-controlled structure with approximately 850 units. The project is being developed by Horizon Storage Group, LLC ("Horizon"), which serves as the developer and operating partner for the joint venture. CubeSmart is contracted to serve as the property manager upon the facility's completion.

The Monroe acquisition was funded through a combination of:

•A Section 721 exchange contribution from Horizon Real Estate Fund, LP (an affiliate of Horizon), which contributed the development land valued at approximately $1,258,633; and

•Cash equity contributions from the Company funded from capital contributed by its investors.

As of December 31, 2025, the Company’s investment in Monroe had a carrying value of approximately $4,044,268. Construction commenced in early 2026, with the first draw on the construction loan occurring in February 2026. As of the date of this report, construction is ongoing, with completion estimated in December 2026.

Frederick Hartley, LLC (Maryland)

In October 2025, the Company acquired an interest in Frederick, a joint venture formed to develop a Class A self-storage facility consisting of approximately 91,575 rentable square feet located in Frederick, Maryland. Frederick is structured as a joint venture between the Company (as Investor Member) and Horizon (as Operating Member), with Horizon holding exclusive day-to-day management authority over the project and the Company retaining customary consent rights on specified major decisions.

The Frederick acquisition was funded through cash capital contributions from investors.

As of December 31, 2025, the Company’s investment in Frederick had a carrying value of approximately $4,030,000. As of the date of this report, the Frederick project is in construction, with completion estimated in December 2026.

(d) Service Providers and Key Relationships

The Company operates with a lean, outsourced operational model. The Company does not have any employees. Key service providers as of December 31, 2025 are summarized below.

Function	Provider
Manager	The Hartley Opportunity Fund Management, LLC
Sponsor	The Hartley Fund Group, LLC
Fund Administrator, Transfer Agent and Registrar	Great Lakes Fund Solutions, Inc. (GLFSI)
EDGAR Filing Agent and Transfer Agent Services	Colonial Stock Transfer Company, Inc.
Independent Registered Public Accounting Firm	Dimov Tax, Inc., CPA
Securities Counsel	Centarus Legal Services, PC
Principal Developer / Operating Partner	Horizon Storage Group, LLC
Property Manager (Monroe)	CubeSmart

The Manager and its affiliates receive compensation and expense reimbursements as described in Item 4 (Compensation of Directors and Officers) and Item 6 (Interest of Management and Others in Certain Transactions).

(e) Competition

The real estate development industry is highly competitive. The Company competes, directly and indirectly through its operating partners, with numerous real estate developers, investment funds, and operators — many of which have substantially greater financial, technical, operational, and marketing resources than the Company. Competitors may have established relationships with landowners, lenders, contractors, and property managers that allow them to pay more for desirable sites, invest more in market research and due diligence, and absorb regulatory compliance costs more easily than the Company can.

The Company competes principally on the basis of:

•The Manager's and its operating partners' real estate development expertise and track record.

•The Company's ability to source off-market and relationship-sourced opportunities.

•The Company's capital structure and operating partners' access to construction financing.

•The attractiveness of its offering structure to investors under Regulation A.

The Company's ability to identify, acquire, develop, and dispose of attractive real estate opportunities on favorable terms will depend on the Manager's and its operating partners' ability to evaluate and select suitable markets, sites, and development programs, and to compete effectively against other developers and investment funds pursuing similar opportunities.

(f) Industry and Market Conditions

The market for self-storage development is influenced by a number of factors outside of the Company's control, including macroeconomic conditions, population growth and migration patterns, household formation, consumer confidence, interest rates, construction costs, and local real estate supply-demand conditions. Demand for self-storage has historically been supported by demographic shifts, household transitions (relocations, downsizing, life events), and, more recently, remote-work patterns that influence household space requirements. New supply in certain submarkets can impact occupancy rates and rental growth during the lease-up phase of newly developed facilities.

During 2025, the self-storage sector continued to exhibit strong long-term fundamentals in many U.S. growth markets, offset by elevated construction costs, higher financing costs relative to the prior cycle, and permitting and entitlement timelines that varied meaningfully by jurisdiction. The Manager expects these conditions to continue to influence the Company's project-level economics and the pacing of future acquisitions.

(g) Government Regulation

Federal Securities Laws

The Company's offering of membership interests is conducted in reliance on Tier 2 of Regulation A under Section 3(b) of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to its Offering Statement on Form 1-A qualified by the SEC on April 21, 2025. As a Tier 2 Regulation A issuer, the Company is subject to ongoing reporting obligations under Rule 257 of Regulation A, including the filing of:

•Annual reports on Form 1-K (this filing);

•Semi-annual reports on Form 1-SA;

•Current reports on Form 1-U for specified material events; and

•Exit reports on Form 1-Z, when applicable.

The Company is not a reporting company under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

State Securities Laws

As a Tier 2 Regulation A offering, the Company's offering is generally exempt from state "Blue Sky" registration and qualification requirements, although the Company is required to make notice filings and pay filing fees in certain states where its securities are offered and sold.

Investment Company Act

The Company is organized and operated so as not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company conducts its investment activities through controlled SPV subsidiaries that hold real estate assets, and the Company relies on exceptions and exemptions available under the Investment Company Act, including, as applicable, those available to issuers primarily engaged in real estate.

Real Estate, Environmental, Zoning, and Other Regulation

The Company's SPV subsidiaries are subject to a wide array of federal, state, and local laws and regulations affecting the ownership, development, and operation of real property, including land use and zoning laws, building codes, construction and safety regulations, environmental laws, and fair housing and accessibility requirements. Non-compliance with such laws and regulations could delay projects, increase development costs, or result in fines, penalties, or other adverse consequences.

(h) Employees and Human Capital

The Company has no employees. The Company is managed by the Manager pursuant to the Operating Agreement. The Manager's executive officers and key personnel, who are responsible for the day-to-day management of the Company, devote such time to the Company's affairs as is reasonably required to perform their respective duties; they are not required to devote their full time to the Company. See Item 3 (Directors, Executive Officers, and Significant Employees).

(i) Properties

Investment Properties

The Company does not hold real property directly. The Company's interests in real property are held indirectly through its SPV subsidiaries as summarized in subsection (c) above. As of December 31, 2025, the Company's SPV subsidiaries held, or were in the process of developing, the following properties:

Project	Location	Use	Approx. NRSF	Stage at 12/31/25
Monroe Self Storage	Monroe, NC	Self-storage	90,250	Under construction
Frederick Self Storage	Frederick, MD	Self-storage	91,575	Under construction

(j) Legal Proceedings

Neither the Company nor, to the knowledge of the Manager, any of the Company's SPV subsidiaries, is a party to any material legal proceeding, and no such proceeding is known by the Manager to be threatened or contemplated against the Company or its SPV subsidiaries, the adverse determination of which would be material to the Company's business, financial condition, or results of operations.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Hartley Opportunity Fund, LLC

For the Year Ended December 31, 2025

The following discussion should be read together with our audited financial statements and the related notes for the year ended December 31, 2025. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

1. Overview

The Hartley Opportunity Fund, LLC (the "Company") is a Delaware limited liability company formed on November 18, 2024. The Company is managed by The Hartley Opportunity Fund Management, LLC (the "Manager") and is focused on investing in high-growth, tax-efficient self-storage development projects. The Company offers investors access to capital appreciation and tax-deferred exit strategies through Section 721 exchanges.

During the year ended December 31, 2025, the Company completed its first full year of investment operations, deploying capital into two self-storage projects through special purpose vehicle ("SPV") subsidiaries:

•Monroe Self Storage JV, LLC — On May 23, 2025, the Company acquired an interest in a 4.46-acre site located at 616 N Rocky River Rd, Monroe, North Carolina. The property is being developed into a 90,250 net rentable square foot ("NRSF"), three-story, climate-controlled self-storage facility with approximately 850 units. The project is developed by Horizon Storage Group, LLC, with CubeSmart contracted to serve as the property manager. The acquisition was structured as a combination of a Section 721 exchange, in which Horizon Real Estate Fund, LP contributed land valued at approximately $1.29 million, and direct cash equity contributions from the Company.

•Frederick Hartley, LLC — In October 2025, the Company acquired an interest in a self-storage development in Frederick, Maryland, through the Frederick Hartley, LLC joint venture. The project is a 91,575 rentable square foot Class A facility. The acquisition was funded through cash capital contributions from investors.

As of December 31, 2025, the Company held total assets of approximately $8.4 million, including approximately $4.0 million invested in Monroe Self Storage JV, LLC, approximately $4.0 million invested in Frederick Hartley, LLC, and approximately $250,000 held in escrow with the Company's fund administrator, Great Lakes Fund Solutions, Inc. ("GLFSI"). The Company raised approximately $6.8 million in capital contributions from investors during the year.

The Company remains in the capital deployment and early development phase and does not yet generate revenue from property operations. The Company has engaged GLFSI as its fund administrator, transfer agent, and registrar.

2. Results of Operations

Year Ended December 31, 2025, Compared to the Period from November 18, 2024 (Inception) to December 31, 2024

During the year ended December 31, 2025, the Company recognized approximately $98,479 in income from payments received from its SPV subsidiaries to cover fund-level operating costs, and approximately $98,479 in fund allocated expenses, resulting in net income of $0 for the period.

During the period from inception (November 18, 2024) to December 31, 2024, the Company was in its organizational phase. The Company incurred $8,620 in organizational costs, which were capitalized in accordance with GAAP, and did not record any operating income or expenses during that period.

The Company's operating structure is designed so that property-level revenues and expenses flow through the SPV subsidiaries, with the Company receiving reimbursement payments from the SPVs to cover fund-level operating costs. As a result, the Company's income statement primarily reflects pass-through activity rather than direct property operations. Property-level financial performance, including rental income, operating expenses, and debt service, is reflected at the SPV level and is not consolidated in the Company's financial statements in accordance with ASC 946, Financial Services — Investment Companies.

The Manager is not aware of any material trends or uncertainties, favorable or unfavorable, other than general economic conditions affecting the real estate industry, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of the Company's assets.

3. Liquidity and Capital Resources

As of December 31, 2025, the Company had total assets of approximately $8.37 million, consisting primarily of its investments in Frederick Hartley, LLC ($4,030,000) and Monroe Self Storage JV, LLC ($4,044,268), funds held in the GLFSI escrow account ($250,000), and approximately $43,589 in accounts receivable from SPV subsidiaries for allocated fund-level operating expenses.

Total members' equity was approximately $8.07 million, reflecting capital contributions from the sale of membership interests ($6,826,000) and 721 Exchange equity contributed in connection with the Monroe SPV ($1,258,633).

During the year ended December 31, 2025, the Company's principal sources of liquidity were capital contributions from investors. Cash was deployed primarily into SPV investments for property acquisitions and predevelopment costs. The Company does not maintain significant cash balances at the fund level, as investor capital is deployed into SPV projects upon closing.

The Company utilizes debt financing through its SPV subsidiaries to acquire and develop self-storage properties. As of December 31, 2025, both Frederick Hartley, LLC and Monroe Self Storage JV, LLC have obtained mortgage financing secured by their respective properties. The Company expects to continue utilizing debt financing through its SPVs for future property acquisitions as part of its ongoing investment strategy.

The Manager believes that the Company has sufficient liquidity to meet its current obligations. Future capital needs will be funded through additional offerings of membership interests.

4. Plan of Operations

The Company's near-term objectives are focused on successfully executing its two active development projects and launching additional share class offerings:

Monroe Self Storage — Construction commenced in early 2026 with the first draw on the construction loan occurring in February 2026. The project is a 90,250 NRSF, three-story, climate-controlled facility expected to be completed by December 2026. CubeSmart is contracted to manage the property upon completion. Once stabilized, the property is planned for disposition to a related income fund through a Section 721 exchange.

Frederick Self Storage — The Frederick project is a 91,575 RSF Class A facility being developed in Frederick, Maryland. As of the date of this report, the project is in construction, with completion estimated in December 2026.

Waretown Self Storage — The Company is pursuing an additional self-storage development opportunity in Waretown, New Jersey (the "Waretown" project). The Waretown project contemplates the development of a Class A self-storage facility, with capital to be raised through the Company's offering. The project is in the early stages of development.

Management continues to evaluate additional self-storage opportunities and anticipates raising and deploying additional capital over the next twelve months.

5. Trends and Uncertainties

The Company operates in a dynamic real estate environment influenced by broader economic and market conditions. Key trends and uncertainties that could impact performance include:

Interest Rate Environment — Changes in interest rates may affect the cost and availability of construction financing for the Company's SPV projects. Higher rates could increase borrowing costs and reduce leverage availability, potentially impacting project returns and the timing of new acquisitions.

Construction Cost Pressures — Materials and labor costs remain elevated in many markets, which could impact project budgets and development timelines. The Company monitors construction costs closely and works with its development partners to manage cost overruns through value engineering and competitive bidding.

Permitting and Regulatory Delays — Local permitting timelines and regulatory requirements may impact the timing of construction starts for the Company's development projects.

Self-Storage Market Fundamentals — The self-storage sector continues to benefit from demographic shifts, downsizing trends, and remote work patterns. However, new supply in certain markets may impact occupancy rates and rental income during the lease-up phase of the Company's projects.

6. Related Party Transactions

The Company's investment activities involve transactions with related parties:

Horizon Storage Group, LLC — Horizon serves as the developer for the Monroe Self Storage project and is entitled to developer fees, acquisition fees, and a share of project-level profits as disclosed in the project documents. The Monroe acquisition included a Section 721 exchange with Horizon Real Estate Fund, LP, an affiliate of Horizon Storage Group, through which land valued at approximately $1.29 million was contributed.

The Hartley Fund Group, LLC — The Hartley Fund Group, LLC, sponsor of the Company, provided a $350,000 interest-free loan to Monroe Self Storage LLC prior to the Monroe acquisition closing. The loan was repaid in full during 2025.

Frederick Hartley, LLC — The Frederick project is structured as a joint venture between the Company (as Investor Member) and Horizon Storage Group (as Operating Member). HSG has exclusive day-to-day management authority over the project, with certain major decisions requiring approval from the Investor Member.

Manager Compensation — The Manager receives compensation as described in the Company's Operating Agreement and Offering Circular, including asset management fees and reimbursement of certain expenses.

All related party transactions are conducted in accordance with the terms of the Company's Operating Agreement and applicable project-level agreements.

7. Subsequent Events

The following material events occurred after December 31, 2025, through the date of this filing:

Monroe Construction Commencement — In February 2026, the Company's Monroe Self Storage SPV executed its first draw on the construction loan from TPG Angelo Gordon, marking the commencement of vertical construction on the Monroe project.

Frederick Construction Progress — In January 2026, vertical construction commenced on the Frederick project following completion of the slab on grade. As of the date of this filing, the project is targeting a certificate of occupancy in December 2026.

Post-Qualification Amendment — On March 13, 2026, the Company filed a Post-Qualification Amendment to its Regulation A offering statement to update the Offering Circular. The Post-Qualification Amendment was qualified by the SEC on March 31, 2026.

2025 Audit — The audited financial statements of the Company for the year ended December 31, 2025, prepared by George Dimov, CPA, are included as Item 7 of this Annual Report.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

(a) Governance Structure

The Company is a Delaware limited liability company managed by The Hartley Opportunity Fund Management, LLC (the "Manager") pursuant to the Operating Agreement. The Company does not have a board of directors. The Manager is vested with full authority and responsibility for the management of the Company, subject to the terms of the Operating Agreement. The Manager's executive officers and key personnel are responsible for the Company's day-to-day affairs and operate under the supervision of the Manager.

The Manager is a single-purpose Delaware limited liability company established solely to serve as the Manager of the Company. The executive officers and key personnel of the Manager listed below are not directly employed by, and do not receive direct compensation from, the Company. See Item 4 (Compensation of Directors and Executive Officers).

(b) Executive Officers and Significant Employees of the Manager

The following table identifies the executive officers and key personnel of the Manager as of the date of this report. All such persons serve in their respective capacities at the pleasure of the Manager for an indefinite term.

Name	Age	Position with the Manager	Term of Office
Steve Larsen	47	Managing Partner and Chief Executive Officer	Indefinite; since inception of the Manager
Kim Smith	46	Chief Financial Officer and Chief Administrative Officer	Indefinite; since inception of the Manager

None of the foregoing persons have any family relationship with any other executive officer or significant employee of the Manager.

None of the foregoing persons has been the subject of any legal proceeding required to be disclosed under Item 401(f) of Regulation S-K during the past five years, including any bankruptcy, criminal conviction, or securities-law or similar injunction.

(c) Business Experience — Past Five Years

Steve Larsen — Managing Partner and Chief Executive Officer

Steve Larsen, CPA, CFP®, is a finance professional with experience in private fund management, real estate development, and investment strategy. As the founder and Chief Executive Officer of the Company's Manager, Mr. Larsen has launched and currently manages multiple private fund offerings, including self-storage and multi-family housing development projects with collective asset values in excess of $30 million. Mr. Larsen also oversees a private credit fund with approximately $10 million in assets under management providing financing for real estate development projects.

Previously, as the founder of Columbia Advisory Partners, LLC, Mr. Larsen managed approximately $300 million in assets under management and served in leadership roles including President, Chief Compliance Officer, Lead Financial Planner, and Chief Investment Officer.

Mr. Larsen serves as an adjunct professor of finance at Gonzaga University and as a FINRA arbitrator. Mr. Larsen is a former reserve police officer with the Spokane Police Department. He holds a Master of Accountancy from Gonzaga University and a Bachelor of Arts in Management Information Systems from Eastern Washington University.

Mr. Larsen devotes such portion of his business time to the affairs of the Company as is reasonably required in his judgment to discharge his duties; he is not required to devote his full time to the Company.

Kim Smith — Chief Financial Officer and Chief Administrative Officer

Kim Smith is the Chief Financial Officer and Chief Administrative Officer of the Manager. Ms. Smith oversees the financial and administrative management of the Company and the Manager's other sponsored funds, including compliance with applicable regulatory standards.

In her role, Ms. Smith administers multiple private fund offerings for real estate development projects, including multi-family housing and self-storage development projects with aggregate asset values in excess of $30 million, as well as a private credit fund with approximately $10 million in assets.

Ms. Smith also serves as Chief Compliance Officer and a Partner at Columbia Advisory Partners, LLC, where she oversees compliance and regulatory affairs for a firm managing approximately $300 million in assets. Ms. Smith holds a degree in Accounting from Eastern Washington University (2006).

Ms. Smith devotes such portion of her business time to the affairs of the Company as is reasonably required in her judgment to discharge her duties; she is not required to devote her full time to the Company.

(d) Time Devoted to the Company

None of the foregoing persons is required to devote full time to the Company's affairs. The Manager and its executive officers and key personnel manage multiple affiliated real estate investment vehicles, and the time each individual allocates to the Company varies with the needs of the Company and those other vehicles. See Item 6 (Interest of Management and Others in Certain Transactions) for a description of potential conflicts.

ITEM 4. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

(a) Direct Compensation Paid by the Company

The Company does not have any employees and does not directly compensate any of its executive officers or key personnel. During the year ended December 31, 2025, the Company paid no salary, bonus, equity-based compensation, or other direct compensation to any of the executive officers or key personnel of the Manager identified in Item 3.

The executive officers and key personnel of the Manager are compensated, if at all, by the Manager and its affiliates. The Manager, in turn, receives compensation and expense reimbursements from the Company as described below.

(b) Compensation Summary Table

Because the Company does not pay direct compensation to its executive officers, the table below reports aggregate compensation and benefits paid by the Company (and its SPV subsidiaries at the Company level) during 2025. The figures in this table reflect fees and reimbursements paid to the Manager and its affiliates. Members of the Manager, as applicable, may receive a portion of such amounts from the Manager, but the Company does not control that allocation and no direct cash compensation was paid to any individual by the Company.

Name	Capacity in which compensation was received	Cash compensation paid by the Company ($)	Other compensation paid by the Company ($)	Total compensation paid by the Company ($)
Steve Larsen	Managing Partner / CEO of the Manager	0	0	0
Kim Smith	CFO / CAO of the Manager	0	0	0
All executive officers and key personnel of the Manager, as a group (2 persons)	—	0	0	0

(c) Compensation Paid by the Company to the Manager and Its Affiliates

The Manager and its affiliates receive compensation and expense reimbursements from the Company pursuant to the Operating Agreement. The principal forms of Manager-level compensation are summarized below.

Management Fee

The Company pays the Manager an annual Management Fee equal to an amount not to exceed one and one-half percent (1.5%) of the weighted-average aggregate Members’ adjusted capital contributions for the applicable computation period. The Management Fee is paid quarterly in arrears. The Manager is also entitled to reimbursement of organization and offering expenses incurred in connection with the Company’s formation and its Regulation A offering, and reimbursement of reasonable and necessary operating expenses paid or incurred in connection with the operation of the Company. During the year ended December 31, 2025, the Company incurred total fund allocated expenses of $98,479, consisting of management fees and expense reimbursements to the Manager. These expenses were reimbursed by the Company’s SPV subsidiaries and are presented as a single combined line item in the accompanying audited financial statements.

Columbia Advisory Group, LLC — Class B Distributions

Columbia Advisory Group, LLC, a Washington limited liability company (“CAG”), an affiliate of the Manager wholly owned by Steve Larsen, is the sole holder of the Company’s Class B Units. The Class B Units entitle CAG to receive distributions of net capital transaction proceeds that are subordinate to specified priority distributions to the Class A Members, as described in the Operating Agreement.

During the year ended December 31, 2025, no distributions of net capital transaction proceeds were made to CAG in its capacity as Class B Member, as no Company investment had been sold or otherwise produced capital transaction proceeds during the year.

(d) Other Compensation

During the year ended December 31, 2025, the Company did not pay any director fees, meeting fees, bonus plan amounts, deferred compensation, pension or retirement benefits, equity-based compensation (including unit option or unit appreciation awards), or any other form of compensation to any director or executive officer other than as disclosed above.

The Company does not maintain any employment agreement, severance agreement, or change-in-control arrangement with any person.

ITEM 5. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information, as of March 15, 2026 (the "Measurement Date"), with respect to the beneficial ownership of the Company's issued and outstanding units by:

•Each person known by the Company to be the beneficial owner of more than 10% of any class of the Company's outstanding units;

•Each executive officer and key personnel of the Manager identified in Item 3; and

•All executive officers and key personnel of the Manager as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the units. Units subject to options, warrants, or other rights to purchase units that are exercisable or convertible within 60 days of the Measurement Date are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such rights but are not deemed outstanding for computing the percentage ownership of any other person or group.

As of the Measurement Date, the Company had outstanding approximately 86,796 Class A Units and 1,000 Class B Units.

Name and Address of Beneficial Owner	Title of Class	Amount Beneficially Owned	Percent of Class	Percent of All Outstanding Units (voting)
Columbia Advisory Group, LLC [1] — 6501 N Cedar St., Bldg 4 Ste C, Spokane, WA 99208	Class B Units	1,000	100%	1.14%
Steve Larsen [1] — c/o the Manager	Class A Units / Class B Units (through Columbia Advisory Group, LLC)	70.7169 Class A; 1,000 Class B [1]	<1% Class A; 100% Class B	1.22%
Kim Smith — c/o the Manager	Class A Units	500	0.58%	0.57%
All executive officers and key personnel as a group (2 persons)	Class A and Class B	570.7169 Class A; 1,000 Class B [1]	0.66% Class A; 100% Class B	1.79%

Footnotes:

[1] Columbia Advisory Group, LLC ("CAG") is a Washington limited liability company wholly owned by Steve Larsen. Mr. Larsen is therefore deemed to beneficially own all Class B Units held by CAG.

Additional Information

As of the Measurement Date, no person known to the Company beneficially owned more than 10% of any class of the Company's outstanding units, other than Columbia Advisory Group, LLC, which holds 100% of the Company's outstanding Class B Units. CAG is an entity wholly owned by Steve Larsen. Except as set forth in the table above, no executive officer or key personnel of the Manager beneficially owns any units of the Company.

No arrangements are known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

The Manager manages the Company and exercises voting and investment decisions over the Company's assets pursuant to the Operating Agreement. Members are not entitled to remove the Manager. See Item 6 (Interest of Management and Others in Certain Transactions).

ITEM 6. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following transactions and arrangements involving the Company and persons related to the Manager, executive officers, or 10% beneficial owners were in effect during, or occurred during, the year ended December 31, 2025, or continued from prior periods. Each such transaction was entered into on terms that the Manager believes are no less favorable to the Company than those that would have been negotiated with an unrelated third party, although none of the arrangements involving the Manager or its affiliates were the result of arm's-length negotiation. See "Conflicts of Interest" in the Company's Offering Circular for additional context.

(a) Section 721 Exchange with Horizon Real Estate Fund, LP — Monroe Acquisition

In connection with the Company's May 23, 2025 acquisition of its interest in Monroe Self Storage JV, LLC ("Monroe"), Horizon Real Estate Fund, LP ("Horizon REF") contributed the development land located at 616 N Rocky River Rd, Monroe, North Carolina, to the Monroe joint venture in exchange for equity interests in the joint venture. The contributed land was valued at approximately $1,258,633.

Horizon REF is an affiliate of Horizon Storage Group, LLC ("Horizon"), the developer and operating partner of the Monroe project. Horizon is not an affiliate of the Company, the Manager, or any of the Manager's executive officers, but transacts with the Company's SPV through a related-person relationship that exists at the SPV level.

(b) Bridge Loan from The Hartley Fund Group, LLC — Monroe Acquisition

During 2025, The Hartley Fund Group, LLC ("Hartley Fund Group"), an affiliate of the Manager, provided an interest-free bridge loan of $350,000 to the Monroe SPV in advance of the Monroe acquisition closing. The loan was made to facilitate predevelopment costs and closing expenses associated with the Monroe transaction and was repaid in full during 2025 from capital contributed by Company investors to the Monroe SPV. No interest was charged on the loan.

Because the loan was interest-free, no interest income was earned by Hartley Fund Group. The Company believes that providing the bridge loan on interest-free terms was favorable to the Company relative to third-party bridge financing alternatives.

(c) Frederick Hartley, LLC — Joint Venture with Horizon Storage Group, LLC

In October 2025, the Company acquired its interest in Frederick Hartley, LLC ("Frederick"). Frederick is structured as a joint venture between the Company (as Investor Member) and Horizon Storage Group, LLC (as Operating Member), with Horizon having exclusive day-to-day management authority over the project and the Company holding customary consent rights on specified major decisions. Horizon is entitled to developer fees, acquisition fees, and a share of project-level economic benefits as specified in the Frederick operating agreement.

As with the Monroe transaction, Horizon is the counterparty / operating partner and is not an affiliate of the Company, the Manager, or any of the Manager's executive officers.

(d) Compensation and Reimbursements to the Manager and Affiliates

The Manager and its affiliates received compensation and expense reimbursements from the Company during 2025 as described in Item 4 (Compensation of Directors and Executive Officers), including the annual Management Fee of up to 1.5% of weighted-average adjusted capital contributions, reimbursement of organization and offering expenses, and reimbursement of operating expenses. CAG, an affiliate of the Manager wholly owned by Steve Larsen, is the holder of all of the Company's issued and outstanding Class B Units, which entitle the holder to subordinated distributions of net capital transaction proceeds. No Class B distributions were made during 2025.

(e) Other Transactions

Except as set forth above, no transaction, or series of similar transactions, since the beginning of the last fiscal year, or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeded or will exceed the lesser of $50,000 or 1% of the average of the Company's total assets at year-end for the last three completed fiscal years, and in which any related person (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest, has occurred or is currently proposed.

ITEM 7. FINANCIAL STATEMENTS

The audited financial statements of The Hartley Opportunity Fund, LLC for the fiscal year ended December 31, 2025, including the Independent Auditor’s Report of George Dimov, CPA, dated April 30, 2026, are filed as part of this Annual Report. The audited financial statements include the following:

•Independent Auditor’s Report

•Balance Sheet as of December 31, 2025

•Statement of Operations for the year ended December 31, 2025

•Statement of Members’ Equity for the year ended December 31, 2025

•Statement of Cash Flows for the year ended December 31, 2025

•Notes to Financial Statements

THE HARTLEY OPPORTUNITY FUND, LLC

INDEPENDENT AUDITOR’S REPORT

ON FINANCIAL STATEMENTS

For the Year Ended December 31, 2025

Prepared by:

George Dimov, CPA

211 E 43rd St Suite 628

New York, NY 10017

(212) 641-0673

www.dimovaudit.com

Contents

Independent Auditor’s ReportF-3

Financial Statements for the period ended
December 31, 2025:

Balance SheetF-5

Statement of OperationsF-6

Statement of Members’ EquityF-7

Statement of Cash FlowsF-8

Notes to Financial StatementsF-9

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43rd St Suite 628 New York, NY 10017 (212) 641-0673 www.dimovaudit.com

INDEPENDENT AUDITOR’S REPORT

To the Members of

The Hartley Opportunity Fund, LLC

16192 Coastal Highway, Lewes, Delaware 19958

We have audited the accompanying financial statements of The Hartley Opportunity Fund, LLC (a Delaware limited liability company), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Hartley Opportunity Fund, LLC as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Hartley Opportunity Fund, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Hartley Opportunity Fund, LLC to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●Exercise professional judgment and maintain professional skepticism throughout the audit.

●Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control of The Hartley Opportunity Fund, LLC. Accordingly, no such opinion is expressed.

●Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Hartley Opportunity Fund, LLC to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Sincerely,

George Dimov, CPA

April 30, 2026

The Hartley Opportunity Fund, LLC

BALANCE SHEET

as of December 31, 2025

US Dollars	Note	December 31, 2025

Assets
Current assets
Cash and escrowed investor funds	1	250,000
Accounts receivable	2	43,589
Total current assets		293,589

Non-current assets
Investment in Frederick Self Storage JV LLC	3	4,030,000
Investment in Monroe Self Storage JV LLC	3	4,044,268
Total non-current assets		8,074,268
Total assets		8,367,857

Liabilities and members’ equity
Liabilities
Current liabilities
Accounts payable	4	39,089
Accrued expenses	4	4,500
Subscriptions received in advance	5	250,000
Total current liabilities		293,589
Total liabilities		293,589

Members’ equity
Class A capital contributions	6	6,826,000
§721 exchange equity – Monroe Self Storage JV LLC	6	1,258,633
Offering costs	6	(10,365)
Total members’ equity		8,074,268
Total liabilities and members’ equity		8,367,857

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

STATEMENT OF OPERATIONS

for the period ended December 31, 2025

US Dollars	Note	For the year ended December 31, 2025

Revenue
Reimbursements from SPVs	7	98,479
Total revenue		98,479

Expenses
Fund allocated expenses	7	98,479
Total expenses		98,479

Net income		-

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

STATEMENT OF MEMBERS’ EQUITY

for the period ended December 31, 2025

US Dollars	Class A Capital Contributions	Offering Costs	Total Members’ Equity

Balance, January 1, 2025	-	-	-
Capital contributions – cash	6,826,000	-	6,826,000
§721 exchange contributions	1,258,633	-	1,258,633
Offering costs	-	(10,365)	(10,365)
Net income	-	-	-
Balance, December 31, 2025	8,084,633	(10,365)	8,074,268

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

STATEMENT OF CASH FLOWS

for the period ended December 31, 2025

US Dollars	For the year ended December 31, 2025

Cash flows from operating activities
Net income	-
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(43,589)
Increase in accounts payable	39,089
Increase in accrued expenses	4,500
Net cash from operating activities	-

Cash flows from investing activities
Investment in Frederick Self Storage JV LLC	(4,030,000)
Investment in Monroe Self Storage JV LLC (cash portion)	(2,785,635)
Net cash used in investing activities	(6,815,635)

Cash flows from financing activities
Capital contributions from members	6,826,000
Subscriptions received in advance	250,000
Payment of offering costs	(10,365)
Net cash from financing activities	7,065,635

Net increase in cash and cash equivalents	250,000
Cash at beginning of year	-
Cash at end of year	250,000

Supplemental disclosure of non-cash investing and financing activities:
§721 exchange – investment in Monroe Self Storage JV LLC	1,258,633

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD
ENDED DECEMBER 31, 2025

(in US Dollars)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

The Hartley Opportunity Fund, LLC (the “Fund” or the “Company”) is a Delaware limited liability company formed on November 18, 2024, and operates under the laws of the State of Delaware, United States of America. The Fund is managed by The Hartley Opportunity Fund Management, LLC, a Delaware limited liability company (the “Manager”).

The Fund’s registered office is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent is Harvard Business Services, Inc.

The Fund is a Regulation A Tier 2 investment vehicle formed to raise capital from investors and deploy such capital into one or more special purpose vehicles (“SPVs”) that acquire, develop, and operate real estate assets. The Fund does not directly own or operate real estate properties. As of December 31, 2025, the Fund held investments in two SPVs: Frederick Self Storage JV LLC and Monroe Self Storage JV LLC.

These financial statements cover the year ended December 31, 2025, and are intended solely for the use of The Hartley Opportunity Fund, LLC, its members, and other users as determined at the discretion of the Company.

Statement of Compliance

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Fund’s fiscal year ends December 31.

Investment Company Accounting – ASC 946

The Fund has determined that it qualifies as an investment company under ASC 946, Financial Services – Investment Companies, based on the following characteristics: (i) it is registered or is required to obtain an exemption from registration; (ii) it has more than one investment; and (iii) its primary business purpose is to invest capital for capital appreciation, current income, or both.

As a result, the Fund measures its investments in SPVs at fair value in accordance with ASC 820, Fair Value Measurement. Under the scope exception in ASC 810-10-15-12(d), the Fund does not consolidate investees regardless of ownership percentage. Each SPV is presented as a single line item at fair value on the balance sheet. Changes in fair value are recognized in the period in which they occur.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

Cash and Escrowed Investor Funds

Cash consists of amounts held in operating bank accounts in the name of the Fund. Investor subscription proceeds received but not yet admitted to the Fund may be held by a third-party transfer agent or escrow agent (Great Lakes Fund Solutions, Inc., “GLFSI”). Amounts held in escrow are recorded based on the Fund’s rights to the funds and the conditions required for release, consistent with the substance of the escrow arrangement. Escrowed funds not yet available for use are disclosed as restricted cash or escrowed funds until admission conditions are satisfied.

§721 Exchange Contributions

Certain investors contributed appreciated property to the Fund in exchange for membership interests pursuant to Internal Revenue Code §721. These contributions are non-cash transactions and are recorded at the agreed-upon contribution value as investments, with a corresponding increase to members’ capital. No gain or loss is recognized by the Fund on such contributions.

Offering Costs and Organizational Costs

Offering costs consist of costs incurred in connection with raising capital from investors, including fund administration setup fees, legal, regulatory, Blue Sky compliance, and placement-related costs. These costs are recorded as a reduction of members’ equity (contra-equity) in accordance with US GAAP.

Revenue Recognition and Expense Allocation

The Fund does not generate operating revenue. Reimbursements from SPVs for allocable Fund-level expenses are recognized as revenue when earned and collectible, with an equal and offsetting amount recorded as Fund Allocated Expenses, resulting in a net income of zero at the Fund level. Expenses that are directly attributable to a specific SPV are recorded at the SPV level.

Related-Party Transactions

The Fund enters into transactions with related parties, including the Manager (The Hartley Opportunity Fund Management, LLC) and affiliated entities, in the normal course of operations. Amounts paid by the Manager on behalf of the Fund are recorded as expenses with a corresponding payable to the Manager. All related-party transactions are disclosed in Note 8 herein.

Income Taxes

The Fund is treated as a pass-through entity for U.S. federal and state income tax purposes. Accordingly, no provision for income taxes is recorded at the entity level. Members are responsible for income taxes related to their respective shares of taxable income or loss.

Going Concern

The Fund’s management has made an assessment of the Fund’s ability to continue as a going concern and is satisfied that the Fund has the resources to continue in business for the foreseeable future. As of December 31, 2025, the Fund has total members’ equity of $8,074,268, total assets of $8,367,857, and a net breakeven result for the year. Management is not aware of any material uncertainties that may cast significant doubt upon the Fund’s ability to continue as a going concern. Therefore, the financial statements continue to be prepared on the going concern basis.

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

2.  CASH AND ESCROWED INVESTOR FUNDS

As of December 31, 2025, cash and escrowed investor funds consisted of amounts held by Great Lakes Fund Solutions, Inc. (“GLFSI”) in an escrow account pending investor admission. The following table presents the composition of cash and escrowed investor funds:

December 31, 2025

GLFSI Escrow (escrowed investor funds)	250,000
Total cash and escrowed investor funds	250,000

The balance of $250,000 as of December 31, 2025 relates to investor subscription proceeds received in December 2025 that have not yet been admitted to the Fund and are recorded as Subscriptions Received in Advance on the balance sheet (see Note 5).

3.  INVESTMENTS IN SPECIAL PURPOSE VEHICLES (SPVS)

As of December 31, 2025, the Fund held investments in two SPVs. These investments are measured at fair value in accordance with ASC 946 and ASC 820. The carrying values approximate fair value as these investments represent the Fund’s cost of contributions (cash and §721 exchanges), net of any cancellations, as no material changes in fair value were identified during the year.

Investment	December 31, 2025

Frederick Self Storage JV LLC	4,030,000
Monroe Self Storage JV LLC	4,044,268
Total investments in SPVs	8,074,268

Frederick Self Storage JV LLC: Cash contributions totaling $4,030,000 were made throughout the year via deposits processed through the Fund’s escrow accounts.

Monroe Self Storage JV LLC: The total carrying value of $4,044,268 includes cash contributions of $2,785,635 and §721 exchange equity of $1,258,633, net of membership cancellations of $30,955 during the year.

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2025, accounts payable primarily consists of management fees payable to the Manager, HOF Mgmt, for services rendered to the Fund and its SPVs during 2025. Accrued expenses represent estimated audit fees and tax return preparation fees for the year ended December 31, 2025.

December 31, 2025

Management fees payable – HOF Mgmt	39,089
Total accounts payable	39,089

Accrued audit fees	3,000
Accrued tax return preparation fees	1,500
Total accrued expenses	4,500

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

5.  SUBSCRIPTIONS RECEIVED IN ADVANCE

As of December 31, 2025, Subscriptions Received in Advance of $250,000 represents investor subscription proceeds received in December 2025 that were held in the GLFSI escrow account and had not yet been admitted to the Fund as of the balance sheet date. These funds are presented as a current liability pending completion of the investor admission process. The corresponding asset is reflected as Cash and Escrowed Investor Funds (Note 2).

6.  MEMBERS’ EQUITY

The Fund has two classes of membership interests: Class A Units and Class B Units. Class A Units are sold to investors through the Fund’s Regulation A Tier 2 offering. Class B Units are held by Columbia Advisory Group, the Class B Member. As of December 31, 2025, members’ equity consisted of the following:

Component	December 31, 2025

Class A capital contributions – cash	6,826,000
§721 exchange equity – Monroe Self Storage JV LLC	1,258,633
Offering costs (contra-equity)	(10,365)
Total members’ equity	8,074,268

Capital Contributions – Cash: During the year ended December 31, 2025, the Fund received cash contributions totaling $6,826,000 from Class A investors pursuant to subscription agreements. Contributions were received through the Rho Escrow and GLFSI Escrow accounts.

§721 Exchange Equity: Certain investors contributed appreciated property to the Fund pursuant to Internal Revenue Code §721 in exchange for Class A membership interests. These contributions, recorded at the agreed contribution value, total $1,258,633 (net of cancellations of $30,955 related to three investors who withdrew from the 721 Exchange program during the year).

Offering Costs: The Fund incurred offering costs of $10,365 related to its Regulation A capital raise, which are presented as a reduction of members’ equity in accordance with US GAAP.

7.  REVENUE AND FUND ALLOCATED EXPENSES

The Fund does not generate operating revenue in the traditional sense. Reimbursements received from SPVs for Fund-level expenses allocable to those SPVs are recognized as revenue and are fully offset by the corresponding Fund Allocated Expenses, resulting in net income of zero for the year. The composition of SPV reimbursements for the year ended December 31, 2025 was as follows:

For the year ended December 31, 2025

Management fee reimbursements	39,364
Legal fee reimbursements (Montgomery Purdue)	28,119
Regulatory, filing and administration fees	7,410
SPV operating and other allocations	23,586
Total reimbursements from SPVs	98,479

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

The Hartley Opportunity Fund, LLC

8.  RELATED-PARTY TRANSACTIONS

The Fund enters into transactions with related parties, including the Manager and affiliated entities, in the normal course of operations. The following related-party transactions were identified for the year ended December 31, 2025:

Management Fees: The Fund incurred management fees payable to HOF Mgmt (an affiliate of the Manager) of $39,364 during 2025, comprising Q2 fees of $3,781, Q3 fees of $10,921, Q4 Monroe fees of $13,946, and Q4 Frederick fees of $10,716. These fees were allocated to the respective SPVs and are reimbursed to the Fund, resulting in no net Fund-level impact. As of December 31, 2025, $39,089 of management fees remained payable.

Professional Fees: Certain professional fee expenses, including audit consultation costs and filing fees, were initially incurred by Hartley Fund Group LLC on behalf of the Fund and are reimbursable. All such amounts have been allocated to SPVs as Fund Allocated Expenses.

9.  COMMITMENTS AND CONTINGENCIES

The Fund may be subject to commitments and contingencies arising in the normal course of business, including regulatory compliance under Regulation A, contractual obligations related to SPV investment agreements, and other financing arrangements. Management evaluates such matters and discloses them when material. As of December 31, 2025, management is not aware of any material commitments or contingencies requiring additional disclosure.

10.  SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were available to be issued, which was April 30, 2026.

All subsequent events requiring recognition as of December 31, 2025, have been incorporated into these financial statements, and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

The notes on pages 9-13 form an integral part of the financial statements.

The independent auditor’s report is on pages 3-4.

ITEM 8. EXHIBITS

Exhibit Index

Exhibit No.	Description	Location / Incorporation
2. Charter and Bylaws
2.1	Certificate of Formation of The Hartley Opportunity Fund, LLC	Incorporated by reference to Exhibit 2.1 of the Post-Qualification Amendment to the Offering Statement on Form 1-A (File No. 024-12576, qualified March 31, 2026).
2.2	Limited Liability Company Agreement (Operating Agreement) of The Hartley Opportunity Fund, LLC	Incorporated by reference to Exhibit 2.2 of the Post-Qualification Amendment to the Offering Statement on Form 1-A (File No. 024-12576, qualified March 31, 2026).
3. Property / SPV Designation
3.1	Property and SPV Designation	Incorporated by reference to Exhibit 3.1 of the Post-Qualification Amendment to the Offering Statement on Form 1-A (File No. 024-12576, qualified March 31, 2026).
4. Subscription Agreement
4.1	Form of Subscription Agreement	Incorporated by reference to Exhibit 4.1 of the Post-Qualification Amendment to the Offering Statement on Form 1-A (File No. 024-12576, qualified March 31, 2026).
11. Consents
11.1	Consent of Dimov Tax Specialists, Independent Accountants	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE HARTLEY OPPORTUNITY FUND, LLC

By: The Hartley Opportunity Fund Management, LLC, its Manager

By: ______________________________ Name: Steve Larsen Title: Chief Executive Officer of the Manager Date: [FILING DATE]

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
______________________ Steve Larsen	Principal Executive Officer (CEO of The Hartley Opportunity Fund Management, LLC, Manager of the issuer)	[FILING DATE]
______________________ Kim Smith	Principal Financial Officer and Principal Accounting Officer (CFO of The Hartley Opportunity Fund Management, LLC, Manager of the issuer)	[FILING DATE]